Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information and to the inclusion of our report dated September 7, 2010 on the August 26, 2010 financial statements of the Mirae Asset Discovery Funds in the Statement of Additional Information, in the Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-166018), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

April 4, 2011